Exhibit 99.1

Contacts:

Kshitij Mohan, Ph.d
Chairman & CEO
240-499-2680
or
Ron Stabiner
The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

CYTOMEDIX ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

Shows Profit and Improved Cash Position for the Quarter; Licensing Royalties Increase While Operating Costs Decrease

ROCKVILLE, Md., Aug 9, 2006 - Cytomedix, Inc. (AMEX: GTF) today announced results for its second quarter ended June 30, 2006 which included an improved cash position and net income.

Revenues for the second quarter increased 35% to $411,000 compared with $305,000 for the same period in 2005. Net income for the quarter was $792,000, or $0.03 per basic share, compared with a net loss of $1,289,000, or $0.05 per share for the second quarter of 2005. The net income was primarily due to a one-time net benefit of $1,670,000 related to a settlement and licensing agreement with Biomet Biologics, Inc. (Biomet) (NASDAQ: BMET). Weighted average shares outstanding for these periods were 27.0 million and 23.7 million respectively.

Additional revenues in the second quarter resulted from several new licensing agreements that were not in effect for the corresponding period in 2005. Royalty income for the second quarter of 2006 increased 49% to $387,000, compared with $260,000 in the second quarter of 2005.

In addition, operating expenses for the quarter declined 51% to $1,104,000 due to completion of the Autologel™ clinical trial, overall expense discipline, and improved management practices, which lessened the Company’s need for outside consultants and professional service providers.

Cytomedix ended the second quarter with $5.1 million cash on hand, compared with $3.1 million at December 31, 2005, an increase of 65%. The increase in cash on hand was attributable to the initial upfront net cash provided from the Biomet agreement and $2.3 million from the exercise of outstanding warrants related to the Class D Warrant offer in the second quarter. In August 2006, the Company called certain outstanding warrants which, if exercised by warrantholders, could provide up to an additional $2.4 million for the Company.

“We are pleased with the growth of licensing royalties, which has been a strategic component for providing cash flow while we seek marketing clearance for our proprietary Autologel™ product for treating chronic wounds,” stated Chairman and Chief Executive Officer Kshitij Mohan. “We are especially pleased with our strengthened cash position, which was achieved with minimal dilution and which, along with an increased emphasis on managing costs and achieving new efficiencies, will enable us to move aggressively to meet the demands of the marketplace for our Autologel™ System, which is currently under FDA review. We are scheduled to meet with the FDA in early September to discuss our response to a request by the agency for additional information and analysis.”

Through the first six months of 2006, revenues increased 56% to $897,000, compared with $576,000 in the year-ago period. Net loss for the first six months was $432,000 or $0.02 per share, compared with a loss of $3,433,000 or $0.15 per share for the same period in 2005. Weighted average shares outstanding for these periods were 26.6 million and 23.0 million, respectively. Operating expenses for the first six months of 2006 decreased 40% to $2,158,000, versus $4,042,000 for the first half of 2005.

Complete financial statements will be available in the Company’s 10-Q expected to be filed later this week.

ABOUT CYTOMEDIX

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications.  The current offering is AutoloGel™, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix.  The Company has announced favorable results from its blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers and has submitted a 510(k) application for marketing clearance for a new product to the FDA seeking specific labeled indications for the healing of chronic wounds. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. There is no guarantee that the FDA will complete its review of the Company’s 510(k) submission for a specific wound healing indication within any estimated timeframe, or that the FDA will fully agree with the Company in the interpretation of the data or the regulatory pathway and provide marketing clearance. Further, even assuming the FDA grants the Company’s request for marketing clearance, there is no guarantee that the Company will receive Medicare reimbursement for its product; the Company’s marketing efforts will be successful; or that it will be able to achieve its other strategic goals. There is also no guarantee that the Company’s current capitalization will be sufficient to attain its goals or that future funding will be available to the Company on acceptable terms. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.  Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

(TABLE FOLLOWS)

CYTOMEDIX, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Total Revenues	$411,324	$305,129	$896,861	$576,303

Gross Profit	188,038	101,123	410,013	217,856

Total Operating Expenses	1,103,758	2,250,517	2,568,411	4,260,161

Other (income) Expenses	(1,716,875)	(879,880)	(1,744,555)	(676,062)

Net income (loss) to common stockholders	791,821	(1,289,384)	(432,327)	(3,433,492)

Earnings (loss) per basic common share	$0.03	$(0.05)	$(0.02)	$(0.15)

Weighted average basic shares outstanding	26,987,106	23,730,935	26,590,715	23,030,087

###